CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-144912 on Form S-3 (the “Registration Statement”) of our report dated March 27, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, as described in Note 1), relating to the financial statements of Sun Life Insurance and Annuity Company of New York appearing in the Annual Report on Form 10-K of Sun Life of Insurance and Annuity Company of New York for the year ended December 31, 2006 and to the incorporation by reference in the Registration Statement of our report dated March 27, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, as described in Note 1), relating to the financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Annual Report on Form 10-K of Sun Life of Sun Life Assurance Company of Canada (U.S) for the year ended December 31, 2006.

/s/Deloitte & Touche LLP
Boston, Massachusetts
September 24, 2007